UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

August 9, 2006

Date of report (Date of earliest event reported)

YAK COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA

(State or Other Jurisdiction of

Incorporation or Organization)

0-33471	98-0203422
(Commission File No.)	(I.R.S. Employer Identification No.)

300 Consilium Place, Suite 500, Toronto, Ontario, Canada

(Address of Principal Executive Offices and Zip Code)

(647) 722-2752

(Registrants Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to the Employment Agreement of the President of Yak Canada

On August 4, 2006, Yak Communications (Canada) Inc., our wholly-owned subsidiary (“Yak Canada”) entered into a First Amendment to Employment Agreement (the “Amendment”) with Valerie Ferraro, the President of Yak Canada. The Amendment provides, among other things, that (i) Ms. Ferraro is subject to a one-year covenant not to compete in the event her employment is terminated under certain circumstances, (ii) in the event of a “change of control” of Yak Communications Inc., Ms. Ferraro will be entitled to receive a bonus of $250,000 (CDN) upon the closing of the change of control transaction and (iii) in the event of any “change of control” any unexercised stock options held by Ms. Ferraro will be terminated without further payment to her. In addition, under the Amendment Ms. Ferraro is entitled to an additional bonus of $150,000 (CDN) if at the end of the six month period following the closing of a change of control transaction Ms. Ferraro has not voluntarily terminated her employment or has not been terminated “for cause.” The Amendment was negotiated and recommended by the Independent and Compensation Committees of our Board of Directors, approved by our Board of Directors, and was adopted in recognition of the additional responsibilities which Ms. Ferraro would likely be required to assume in the event of a change of control transaction and the subsequent transition period. A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Board Compensation

Pursuant to action of our Board of Directors taken by unanimous written consent on August 10, 2006, which was in furtherance of actions approved at a meeting of the Board on June 12, 2006, we issued 12,000 shares of the Company’s common stock to each of our independent directors, including Messrs Breetz, Clifford, Crumbo, Grunwald, and Garbacz.

In addition, at its June meeting the Board approved the following compensation for various Board members including compensation for their service on various committees, effective for fiscal 2007:

The compensation plan for each independent director is: (i) $20,000 per annum, and (ii) issuance of 10,000 shares of the common stock of the Company per annum for continued service on the Board of Directors. Each independent Director will receive $1,000 per Board (or committee) meeting which is attended in person and $500/meeting for each such meeting which is attended telephonically.

In addition to the foregoing, the members of our Audit Committee will receive $5,000 per annum and the chairman will receive $10,000 per annum. The chairmen of all other committees will receive $2,000/annum for their service.

Any special work by the independent directors, which is approved by the Board, will be paid at the rate of $200/hour.

The foregoing amounts were recommended by the Compensation Committee and recommended to the full Board of Directors which approved the amounts and payment of the fees, as well as the issuance of shares.

Independent Committee Compensation

At its meeting of June 12, 2006, the Board approved the following compensation for the Independent Committee members. The compensation plan is: i) $15,000 for each committee member other than the Chair of the Independent Committee; ii) $25,000 for the Chair of the Independent Committee; and iii) $200 per hour per diem fee for time spent on substantive Independent Committee matters. In addition each Independent Committee member will receive $1,000 per Independent Committee meeting.

Senior Management Change in Control Bonus Plan

On August 9, 2006, we adopted a Change in Control Bonus Plan (the “Plan”) for members of Senior Management. Mr. Paul Broude, the Chief Accounting Officer of the Company, is a participant in the Plan. The Plan was authorized in principle by the Board on August 1, 2006. The Plan provides for the payment of an aggregate of $270,000 (CDN) to nine designated employees upon the occurrence of a “change in control” of the Company (as defined therein) and upon the occurrence of one of the three following conditions: (i) the failure of the designated employee to receive substantially equivalent, employment by the Company or successor employer; (ii) the employee’s employment is involuntarily terminated within six months following such change in control, for any reason other than “cause”; or (iii) the employee remains employed by the Company or successor employer for at least six months following such change in control. In addition, entitlement to the bonus is conditional on any applicable designated employee immediately after a change in control no longer holding any employee stock options (either because the employee exercised such options in accordance with their terms or surrendered them). One half of the bonus is due within 10 days following the change in control and the balance is due upon the satisfaction of the conditions described above. A copy of the Plan is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	First Amendment to the Employment Agreement between Yak Communications (Canada) Inc. and Valerie Ferraro, dated August 4, 2006.
10.2	Change in Control Bonus Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Yak Communications Inc.

Date: August 15, 2006	By:	/s/ Charles Zwebner
	Name:	Charles Zwebner
	Title:	Chief Executive Officer

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Exhibit Index

Exhibit Number	Description
10.1	First Amendment to the Employment Agreement between Yak Communications (Canada) Inc. and Valerie Ferraro, dated August 4, 2006.
10.2	Change in Control Bonus Plan.

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